Exhibit 99.1

Contact:

Kevin D. Green

Vice President, Finance & CFO

Cerus Corporation

(925) 288-6138

Cerus Corporation Reports First Quarter 2015 Results

CONCORD, CA, May 5, 2015 - Cerus Corporation (NASDAQ: CERS) today announced financial results for the first quarter ended March 31, 2015.

Recent company highlights include:

•	Signed INTERCEPT platelet and plasma supply agreement with the National Institutes of Health.

•	Presented at AABB Symposium on Implementation of Pathogen-Reduced Blood Components (April 27-28, Bethesda, Maryland).

•	Mentioned in recent New England Journal of Medicine editorial (Snyder EL et al, N Engl J Med 2015 Apr 22, Epub ahead of print) in which certain US key opinion leaders argue for an FDA mandate for pathogen reduction to mitigate residual risks due to bacterial contamination, as well as established and emerging transfusion-transmitted infections.

•	Enrolled first patient in TRUE Study with the American Red Cross to address Chikungunya and Dengue blood safety risks with pathogen reduced platelets.

•	Signed INTERCEPT platelet supply agreement with Karolinska University Hospital, Sweden’s largest blood product supplier.

“We are encouraged by the recent advocacy for pathogen reduction in the US market, including a New England Journal of Medicine editorial urging an FDA mandate for the technology, and a two-day symposium on pathogen reduction sponsored by the AABB. Also of significance is the recent contract with the National Institutes of Health, an organization that leads standards of practice across many areas of medicine,” said William ‘Obi’ Greenman, Cerus’ president and chief executive officer. “We look forward to the transfusion medicine community’s further engagement on the topic of improved bacterial contamination measures for platelet components.”

Revenue

Revenue for the first quarter of 2015 was $7.7 million, reflecting an increase in INTERCEPT disposable kit demand of 17% and a 2% decrease in reported revenue from the first quarter of 2014. The difference between reported revenue and kit demand results from the weakness in the Euro. Because revenue for the first quarter of 2015 was driven exclusively by the European and Middle Eastern markets, reported revenue was negatively affected by an 18% weakening of the average Euro rates compared to the U.S. dollar, the Company’s reporting currency. The first quarter results of 2015 also reflect the impact of weakness in the Russian market. The Company continues to expect annual revenue for 2015 for its core European and Middle East markets of $36 to $38 million.

During the first quarter of 2015, the Company signed two new contracts for customers in the United States. However, due to the lack of product availability stemming from the timing of final product labeling in the first quarter, the Company did not recognize revenue from those agreements in this period.

Gross Margins

Gross margins for the first quarter of 2015 were 39%, compared to 47% for the first quarter of 2014. Margins for the first quarter of 2015 were impacted by the decline in the Euro relative to the Company‘s reporting currency, the U.S. dollar, negatively impacting reported first quarter 2015 gross margins by more than 5%. Most of the Company’s inventory is procured in Euro and most sales during the first quarter were also made in Euro. However, as reported under GAAP, revenues were recorded in US dollars at the foreign exchange rates in effect at the time of sale, whereas the cost of product sold was recorded at the higher historical foreign exchange rates in effect at the time the inventory was purchased.

Operating Expenses

Total operating expenses for the first quarter of 2015 were $17.3 million, compared to $12.9 million for the first quarter of 2014. The increase in operating expenses was related to the increase in selling, general and administrative expenses incurred in support of the commercialization of INTERCEPT in the United States and incremental research and development costs associated with ongoing studies in support of two Investigational Device Exemption (IDE) studies and incremental development costs to potentially expand the Company’s label claims and product configurations in the United States.

As the Company continues to build out its commercial sales, marketing and support teams for the U.S. market, it expects selling, general and administrative expenses to increase. Research and development expenses are expected to increase in 2015, as the Company plans to expand the label claims for the INTERCEPT Blood System in the U.S. and elsewhere, and seeks potential CE Mark submission for the red blood cell product in the second half of 2016.

Operating and Net Loss

Operating losses during the first quarter of 2015 were $14.4 million, compared to $9.2 million for the first quarter of 2014. Increased operating expenses incurred during the first quarter of 2015 relative to the same period in 2014 were the primary driver for the higher operating losses.

Net loss for the first quarter of 2015 was $9.5 million, or $0.17 per diluted share, compared to a net loss of $0.2 million, or $0.12 per diluted share, for the first quarter of 2014. Net losses were impacted by the above discussed operating losses and mark-to-market adjustments of the Company’s outstanding warrants to fair value, which resulted in non-cash gains of $6.3 million during the first quarter of 2015 compared to $9.0 million during the comparable period in 2014. Net losses were also impacted by foreign exchange losses of $1.1 million during the first quarter of 2015, compared to $21 thousand of foreign exchange gains during the first quarter of 2014.

Cash, Cash Equivalents and Investments

At March 31, 2015, the Company had cash, cash equivalents and short-term investments of $111.9 million compared to $51.3 million at December 31, 2014. Cash, cash equivalents and investments as of March 31 include the impact of the January 2015 underwritten public offering of common stock, which contributed approximately $75.5 million in net proceeds. The Company has up to $20 million in additional borrowing availability under its loan agreement with Oxford Finance, of which $10 million is conditioned upon the Company achieving consolidated trailing six months’ revenue at a specified level.

QUARTERLY CONFERENCE CALL

The Company will host a conference call and webcast at 4:15 p.m. Eastern time today to discuss its financial results and provide a general business overview and outlook. To access the live webcast, please visit the Investor Relations page of the Cerus website at http://www.cerus.com/ir. Alternatively, you may access the live conference call by dialing 866-235-9006 (U.S.) or 631-291-4549 (international).

A replay will be available on the company’s web site, or by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) and entering conference ID number 80899892. The replay will be available approximately three hours after the call through May 19, 2015.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused in the field of blood safety. The INTERCEPT Blood System is designed to reduce the risk of transfusion-transmitted infections by inactivating a broad range of pathogens such as viruses, bacteria and parasites that may be present in donated blood. The nucleic acid targeting mechanism of action of the INTERCEPT treatment is designed to inactivate established transfusion threats, such as hepatitis B and C, HIV, West Nile virus and bacteria, as well as emerging pathogens such as Chikungunya, malaria and dengue. Cerus currently markets and sells the INTERCEPT Blood System for both platelets and plasma in the United States, Europe, the Commonwealth of Independent States, the Middle East and selected countries in other regions around the world. The INTERCEPT Red Blood Cell system is in clinical development. See http://www.cerus.com for information about Cerus.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward-Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Cerus’ products, prospects and expected results, including statements concerning Cerus’ expectations regarding 2015 annual revenue guidance and its expectations for increased operating expenses and the reasons therefor; the planned CE mark submission for the INTERCEPT Red Blood Cell system and the timing thereof; potential expanded label claims and product configurations for the INTERCEPT plasma and platelet systems in the U.S. and elsewhere; a potential FDA mandate for pathogen reduction and the transfusion medicine community’s further engagement on bacterial contamination measures; and the availability and funding of the two remaining $10 million tranches of term loans available under Cerus‘ loan agreement with Oxford Finance. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation: risks associated with the commercialization and market acceptance of, and customer demand for, the INTERCEPT Blood System, including the risk that the negative sales impact from the strategic changes to Cerus’ distributor relationships could last longer or be more severe than anticipated and that Cerus may otherwise not resume revenue growth in future periods; risks associated with Cerus‘ lack of commercialization experience in the United States and its ability to develop and maintain an effective and qualified U.S.-based commercial organization, as well as the resulting uncertainty of its ability to achieve market acceptance of and otherwise successfully commercialize the INTERCEPT Blood System for platelets and plasma in the United States; risks related to Cerus‘ ability to commercialize the INTERCEPT Blood System in the United States without infringing on the intellectual property rights of others; risks related to Cerus‘ ability to demonstrate to the transfusion medicine community and other health care constituencies that pathogen reduction and the INTERCEPT Blood System is safe, effective and economical; the uncertain and time-consuming development and regulatory process, including the risks (a) that Cerus may be unable to complete the additional development and other activities necessary to support the planned CE Mark submission for the INTERCEPT Red Blood Cell system in a timely manner or at all, and may otherwise be unable to obtain any regulatory approvals for the INTERCEPT Red Blood Cell system, (b) that Cerus may be unable to comply with the FDA’s post-approval requirements for the INTERCEPT platelet and plasma systems, which could result in a loss of U.S. marketing approval for the INTERCEPT platelet and plasma systems and (c) related to Cerus‘ ability to expand the label claims and product configurations for the INTERCEPT platelet and plasma systems in the U.S. and elsewhere, which will require additional regulatory approvals; adverse market and economic conditions, including continued or more severe adverse fluctuations in foreign exchange rates and/or weaking economic conditions in the markets where Cerus sell its products; Cerus’ reliance on third parties to market, sell, distribute and maintain its products; Cerus’ ability to maintain an effective manufacturing supply chain, including the ability of its manufacturers to comply with extensive FDA and foreign regulatory agency requirements; the impact of legislative or regulatory healthcare reforms that may make it more difficult and costly for Cerus to obtain regulatory approval of its products and to produce, market and distribute its products after approval is obtained; that Cerus may be unable to satisfy the trailing six months‘ revenue condition to the funding of the final $10 million term loan tranche under Cerus’ loan agreement with Oxford Finance and may otherwise be unable to maintain (and otherwise comply with the covenants in) such loan agreement necessary to access additional term loans under that agreement; as well as other risks detailed in Cerus’ filings with the Securities and Exchange Commission, including Cerus‘ Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 16, 2015. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Financial Tables Attached

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

	Three Months Ended March 31,
	2015	2014

Revenue	$7,692	$7,866
Cost of revenue	4,714	4,157

Gross profit	2,978	3,709

Operating expenses:
Research and development	5,581	4,642
Selling, general and administrative	11,718	8,236
Amortization of intangible assets	50	50

Total operating expenses	17,349	12,928

Loss from operations	(14,371)	(9,219)
Non-operating income, net	4,930	9,032

Net loss before income taxes	(9,441)	(187)
Provision for income taxes	19	38

Net loss	$(9,460)	$(225)

Net loss per share:
Basic	$(0.10)	$(0.00)
Diluted	$(0.17)	$(0.12)

Weighted average common shares outstanding used for computing net loss per share:
Basic	93,411	72,088
Diluted	94,662	75,158

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(in thousands)

	March 31, 2015	December 31, 2014(1)

Cash & cash equivalents	$17,934	$22,781
Short-term investments	93,959	28,513

Accounts receivable and other current assets	8,417	8,635
Inventories	16,109	14,956
Property and equipment, net	3,797	3,781
Goodwill and intangible assets	2,408	2,458
Other assets	601	652

Total assets	$143,225	$81,776

Accounts payable and accrued liabilities	$17,614	$18,326
Deferred revenue	370	376
Debt - current	591	—
Warrant liability	4,189	10,485
Debt - non-current	9,292	9,872
Other non-current liabilities	1,232	1,196

Total liabilities	33,288	40,255
Stockholders’ equity	109,937	41,521

Total liabilities and stockholders’ equity	$143,225	$81,776

(1)	Amounts derived from audited consolidated financial statements included in the Company’s 2014 Annual Report on Form 10-K filed with the Securities and Exchange Commission.